UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant:	☑

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12
Tandy Brands Accessories, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

October 16, 2008
Dear Fellow Stockholder,
     We previously sent you proxy materials relating to our upcoming Annual Stockholders Meeting. Included in the package was a WHITE proxy card on which we asked you to vote on two proposals. No matter how many shares you own, it is very important that they be represented at the Annual Meeting. Please support your Company and vote your shares today.
     We appreciate your continued support as your Board and your management team implement the turn-around of Tandy Brands. On October 1, we hired Rod McGeachy as our new president and chief executive officer. Rod has an impressive and successful career in the retail sector. He holds an MBA from Harvard University and prior to joining Tandy Brands served as vice president, strategy & business development at VF Jeanswear Americas, a subsidiary of New York Stock Exchange listed company VF Corporation, where he was actively involved in devising and managing the business development activities of the $2.9 billion revenue division, which included the Wrangler and Lee brands. He has also held management and marketing positions at Russell Corporation, Hanesbrands, Inc. and Accenture. He has developed strong relationships with many of Tandy Brands’ large retailer partners. His proven success and leadership are vital to Tandy Brands in this demanding economic environment.
     We have taken important steps to make Tandy Brands a more efficient company, implemented a plan to increase revenue and made a number of hard choices that will protect the value of Tandy Brands for its stockholders.
     Unfortunately, at this critical juncture, a dissident stockholder, NSL Capital Management, LLC, led by Nick Levis, has launched a proxy fight against your Company. This poorly-timed and ill-conceived attack will be costly and disruptive to your Company and will only serve as a distraction from the ongoing efforts to return Tandy Brands to profitability.

     In this difficult environment, your Company deserves qualified and experienced leadership. Send Nick Levis a message. Please discard any gold card you receive from NSL. Support your Board by voting the WHITE proxy card today.
YOUR BOARD’S PLAN TO RESTORE VALUE FOR ALL STOCKHOLDERS
With the unprecedented economic challenges facing retailers, Tandy Brands has made tough choices and taken steps to streamline operations and return to profitability. For example, Tandy Brands has:
•	Eliminated certain women’s categories in fiscal 2007, enhancing gross margin by 500 basis points.

•	Moved domestic manufacturing overseas, which improved gross margins.

•	Reduced headcount by 20% in fiscal 2008.

•	Consolidated warehouses by closing the West Bend facility in Wisconsin, which reduced operating costs.

•	Took a $18.7 million inventory write-down for out of program and slow moving product lines, which the Company expects will reduce operating costs.
Tandy Brands is now positioned to improve profitability and cash flow. We are a leaner, more agile organization with a cost structure that is in line with current market conditions. During fiscal 2008, our Board of Directors conducted a comprehensive strategic review process exploring all the ways in which we might increase value for our stockholders. We evaluated a range of alternatives and options, including an in-depth examination of a potential sale of the Company. In the final analysis, we determined that our best course of action, given the state of the capital markets and the outlook for the retail industry, is to focus on improving our core business.
You deserve an experienced, qualified Board that understands your Company and the markets it serves and represents the best interests of ALL Tandy Brands stockholders.

WHAT DOES NICK LEVIS OFFER?
The proxy material sent to you by Nick Levis offers absolutely no realistic or workable plan for your Company.
     It is our belief that the dissident candidates lack the experience, background and character necessary to be effective members of a public board of directors. Nick Levis is a 29 year old manager of a small investment fund, which we believe is composed primarily of family money. Evan Kagan is a 30 year old lawyer whose focus is aviation-related transactions. Neither Mr. Levis nor Mr. Kagan has any experience in the accessories or retail industries, any experience serving on the board of a public company nor any experience running a public or private company like Tandy Brands.
     The candidates nominated by your Board, Britt Jenkins and George Lake, are highly experienced and very qualified to guide the Company through these troubled economic times. Mr. Jenkins has over 35 years of experience in the accessories and retail industries and currently serves on the board of publicly traded Luby’s Inc., as well as on the Advisory Board of the Liberty Mutual Insurance Company and the Board of Directors of Hardware Resources. Mr. Lake is the founder and managing member of Lake Real Estate and Investments, a real estate investment, investment banking and advisory company which focuses on real estate and real estate related operating businesses. He has served on the Board for over four years and during that time his advice and insight have proven to be very valuable.
     Our current Board, which consists of seven independent, non-employee directors and Mr. Jenkins, are very experienced, with many having served on other public boards, and are highly respected leaders in their fields. They understand our business, the challenges we face, and the strategy we have implemented to address those challenges to benefit our stockholders. This Board, in addition to the difficult choices it has made in light of the current economic environment, has also made strong moves with respect to corporate governance matters, including the implementation of majority voting for uncontested elections, the acceleration of the expiration of our poison pill and last year’s declassification of the Board.
YOUR VOTE IS IMPORTANT — VOTE THE WHITE PROXY CARD TODAY
     To support your Board’s recommendations, including a vote FOR your Board’s nominees, please sign, date and return the WHITE proxy card in the postage paid envelope provided or vote by telephone or by Internet. Please discard any gold proxy card you receive. Even if you have previously voted on the gold proxy card supplied by NSL, you can still support your Board by voting the enclosed WHITE proxy card today. YOUR RESPONSE TODAY WILL REDUCE THE EXPENSE OF FURTHER SOLICITATION EFFORTS.
     If you have any questions, require assistance in voting your WHITE proxy card, or need additional copies of the Company’s proxy materials, please call our proxy solicitation firm, The Altman Group, toll free at (866) 721-1478.
     On behalf of your Board of Directors, thank you for your attention and continued support. We look forward to seeing you at Tandy Brands’ 2008 Annual Meeting of Stockholders.

J.S.B. Jenkins Chairman of the Board	W. Grady Rosier Lead Independent Director
Important Information
We filed a Definitive Proxy Statement in connection with our 2008 Annual Meeting of Stockholders with the Securities and Exchange Commission on September 23, 2008. Stockholders are strongly advised to read the Proxy Statement carefully, as it contains important information. Our Company and certain other persons are deemed participants in the solicitation of proxies from stockholders in connection with our 2008 Annual Meeting of Stockholders. Information concerning such participants is available in our Proxy Statement. Stockholders may obtain, free of charge, copies of our Proxy Statement and any other documents we file with or furnish to the SEC in connection with the 2008 Annual Meeting of Stockholders through the SEC’s website at www.sec.gov, through our website at www.tandybrands.com or by contacting our proxy solicitor, The Altman Group, toll free at (866) 721-1478.